Exhibit 10.34

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

AMENDED AND RESTATED

PD-L1 LICENCE AGREEMENT

between

F-STAR BETA LIMITED

and

KYMAB LIMITED

Dated as of 26th day of November 2018

CONFIDENTIAL

SCHEDULE 1	29

SCHEDULE 2	31

SCHEDULE 3	32

CONFIDENTIAL

This Agreement is made on 26th day of November 2018 by and between:

(1)	F-STAR BETA LIMITED, an English limited company (company number 09263520) with its registered office at Eddeva B920, Babraham Research Campus, Cambridge, United Kingdom, CB22 3AT (“F-star”); and

(2)	KYMAB LIMITED, an English limited company (company number 07027523) with its registered office at The Bennet Building (B930), Babraham Research Campus, Cambridge, United Kingdom, CB22 3AT (“Kymab”).

F-star and Kymab are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)

F-star Controls (as defined herein) certain intellectual property rights with respect to an Fcab directed specifically against PD-L1. Kymab has selected one such Fcab to be provided by F-star to Kymab; and

(B)

F-star, pursuant to an agreement between the Parties dated 19 April 2016, (the “Original Agreement”) has granted a limited licence to Kymab under its intellectual property rights in certain murine and human F-star PD-L1 F cabs selected by Kymab. The Original Agreement was amended by the Parties by a letter dated 17 May 2017; and

(C)

The Parties have agreed to amend and restate the Original Agreement insofar as it relates to the grant of the limited licence by F-star to Kymab under its intellectual property rights in the PD-L1 Fcab selected by Kymab as further set out in this Agreement.

NOW THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

In this Agreement and in the Schedules to this Agreement the following capitalised terms, whether used in the singular or plural, shall have the meanings set forth below:

1.1

“Affiliate” means, with respect to a given entity, any person, corporation, or other entity, that Controls, is Controlled by, or is under common Control with such entity where for the purposes of this definition Control shall mean in respect of any corporation or other entity, the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction). Any other relationship which in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute Control. For the avoidance of doubt, F-star Alpha, F-star Gamma, F-star Delta, F-star GmbH and F-star

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Ltd shall not be considered to be Affiliates of F-star. Any entity that is established by Kymab and that is Controlled by the shareholders of Kymab but not by Kymab itself shall not be considered to be an Affiliate of Kymab.

1.2	“Agreement” means this agreement and all schedules, appendices and other addenda attached hereto as any of the foregoing may be amended in accordance with the provisions of this Agreement.

1.3

“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.4	“Business Day” means a day other than a Saturday or Sunday on which banking institutions in London, England are open for business.

1.5

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.6

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.7

“Combination Product” means a Licensed Product containing or consisting of one (1) or more Kymab mAb[2] together with one (1) or more Other Active Ingredients, whether in the same or different formulations.

1.8

“Commercialisation” means any and all activities directed to the preparation for sale of; offering for sale of, or sale of a molecule or product, including activities related to marketing, promoting, distributing, importing and exporting such molecule or product, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting Phase IV Studies, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialise” and “Commercialising” means to engage in Commercialisation, and “Commercialised” has a corresponding meaning.

1.9

“Commercially Reasonable Efforts” means, with respect to the performance of a Party’s activities under this Agreement, the carrying out of such activities using efforts and resources comparable to the efforts and resources that [***] would typically devote to compounds or products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial, and other factors that the company would take into account, including issues of safety and efficacy, expected and

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

actual cost and time to develop, expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative products (including generic or biosimilar products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required.

1.10

“Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement before, on, or after the Effective Date, including Information relating to the disclosing Party’s products, technology, research plans, business affairs and/or finances, the terms of this Agreement or any Licensed Product.

1.11

“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in Clause 3.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party [***].

1.12	“Data” means the F-star PD-L1 Fcab Data.

1.13	“Effective Date” means 19 April 2016.

1.14	“F-star Alpha” means F-star Alpha Limited, an English limited company whose company number is 08676690 and whose registered office is at Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT.

1.15

“F-star Background Patents” means any and all F-star Patents which do not specifically claim the F-star Human PD-L1 Fcab or the sequence of CH3 domain containing the antigen binding loops in the F-star Human PD-L1 Fcab.

1.16	“F-star Delta” means F-star Delta Limited, an English limited company whose company number is 10543154 and whose registered office is at Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT;

1.17	“F-star Gamma” means F-star Gamma Limited, an English limited company whose company number is 10214672 and whose registered office is at Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT.

1.18	“F-star GmbH” means F-star Biotechnologische Forschungs-Und Entwicklungsges.M.B. H, an Austrian company whose registered office is Schwarzenbergplatz 7, A-1030 Vienna, Austria.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.19

“F-star Know-How” means any F-star Know-How in relation to the F-star PD-L1 Fcabs that (i) is in F-star’s Control on or prior to the Effective Date and/or (ii) is assigned to F-star pursuant to Clause 6.2.

1.20

“F-star Ltd” means F-star Biotechnology Limited, an English limited company whose company number is 08067987 and whose registered office is at Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT.

1.21

“F-star Patents” means any and all Patents Controlled by F-star on the Effective Date or during the Term that have claims that would, in the absence of a licence, be infringed by the research, development or Commercialisation of a Kymab mAb[2]. F-star Patents specifically includes the claims of any Patent that covers the F-star PD-L1 Fcab that is Controlled by F-star, except for any Patent filed by Kymab in respect of the Kymab mAb[2] pursuant to Clause 6.6.

1.22

“F-star PD-L1 Fcabs” means the F-star Human PD-L1 Fcab and the F-star Murine PD-L1 Fcabs each as specifically identified in Schedule 1, Part A and under the headings “F-star Human PD-L1 Fcab” and “F-star Murine PD-L1 Fcabs”.

1.23	“F-star PD-L1 Fcab Data” means the data that is in F-star’s Control on or prior to the Effective Date, including that described in Schedule 1, Part B, solely in respect of the F-star PD-L1 Fcabs.

1.24	“Fab” means the region on an antibody that binds to antigens which is composed of one (1) constant and one (1) variable domain of each of the heavy and the light chain.

1.25

“Fcab” means an Fc fragment of an antibody that harbours an antigen binding site that confers a specific binding of such Fc fragment to a defined target antigen, which Fc fragment is generated by or on behalf of F-star.

1.26	“Field” means all therapeutic, prophylactic and diagnostic uses, including the treatment of human and animal disease.

1.27

“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. [***].

1.28

“ICOS” means Inducible T-cell COStimulator (ICOS) (registered with Uniprot number Q9Y6W8), also known as CD278, encoded by the ICOS gene being part of the CD28-superfamily and a costimulatory molecule which is expressed on activated T-cells.

1.29

“Information” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information,

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.30

“Know-How” means any and all data, inventions, methods, proprietary information, processes, trade secrets, techniques and technology, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.

1.31	“Kymab Licensed Product” means any product which contains the Kymab mAb[2].

1.32

“Kymab mAb[2]” means a product comprising an antibody (a) in which the CH3 domain contains the antigen binding loops of the F-star Human PD-L1 Fcab and (b) which contains the antigen binding loops of a ICOS Fab.

1.33

“Licensed Product” means a Kymab Licensed Product alone, or as part of a Combination Product, in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes, including any improvements thereto.

1.34	“Losses” has the meaning set forth in Clause 9.2.

1.35	“mAb[2] Patents” means any Patents filed by Kymab that claim the composition of matter of a Kymab mAb[2].

1.36	“Material Transfer Agreement” means the material transfer agreement between F-star Ltd and Kymab dated 28 May 2015.

1.37	“Mono Product” has the meaning set forth in the definition of “Net Sales” in Clause 1.39.

1.38

“Net Receipts” means any payment (including any option fee, upfront payment, milestone, royalty or other consideration) received by Kymab from a Third Party in consideration for an option for rights, or the grant of rights, in respect of a Kymab Licensed Product which is received by Kymab whether before or after the date of this Agreement, less any value added or other taxes that are withheld from or which Kymab is liable to pay in relation to such receipt.

1.39	“Net Sales” means, [***]

(a)	[***]

(b)	[***]

(c)	[***]

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(d)	[***]

(e)	[***]

[***]

[***]

[***]

[***]

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

1.40

“Other Active Ingredient” means an active pharmaceutical ingredient which has a therapeutic effect which is independent of the relevant Kymab mAb[2]. Drug delivery vehicles, adjuvants and excipients shall not be deemed to be active pharmaceutical ingredients and their presence shall not be deemed to create a Combination Product. For the avoidance of doubt, the Other Active Ingredient and the relevant Kymab mAb[2] must be separate and distinct components of the Combination Product, and the presence of an antibody fragment or region within a trispecific Kymab mAb[2] shall not be deemed to create a Combination Product.

1.41

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar patent rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.42	“PD-L1” means Programmed Death-Ligand 1 (registered with Uniprot number Q9NZQ7), also known as B7-H1 or CD274.

1.43	“PD-L1 Fcab” means an Fcab directed specifically against PD-L1.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.44

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.45

“Phase 3 Clinical Trial” means a clinical trial which is designed to (a) establish that the relevant product is safe and efficacious for its intended use: (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed and (c) support Regulatory Approvals.

1.46

“PoC Trial” means the first phase 2 clinical trial that is reasonably designed to provide initial evidence of efficacy of the relevant product and it is not intended to be a pivotal clinical trial or a dose ranging study.

1.47

“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialise a Kymab mAb[2] or Licensed Product in such country or other jurisdiction, including, where applicable pricing or reimbursement approval in such country or other jurisdiction.

1.48

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Commercialisation of any Kymab mAb[2] or Licensed Products in the Territory.

1.49

“Royalty Term” means with respect to each Kymab Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the first to occur of (a) the last to occur of the expiration, invalidation or abandonment of the last F-star Patent or mAb[2] Patent as the case may be that includes a Valid Claim that covers the manufacture, sale, or use of the Kymab Licensed Product or the Kymab mAb[2] in such country, and (b) the date that is ten (10) years from the date of the First Commercial Sale of such Licensed Product anywhere in the world.

1.50	“Sublicensee” means a Third Party, other than a distributor, that is granted a sublicense by Kymab under the grants in Clause 3.1 as provided in Clause 3.3.

1.51	“Term” has the meaning set forth in Clause 10.1.

1.52	“Territory” means all countries and territories worldwide.

1.53

“Third Party” means any Person other than F-star, Kymab and their respective Affiliates. For the avoidance of doubt, F-star Alpha, F-star Gamma, F-star Delta, F-star GmbH and F-star Ltd shall be deemed to be Third Parties.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.54

“Valid Claim” means a claim of any issued and unexpired Patent directed to patentable subject matter for which the validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

1.55	This Agreement shall be interpreted and construed pursuant to the following rules of interpretation and construction:

1.55.1	all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.55.2	in the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control;

1.55.3	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.55.4	words importing the masculine gender shall include the feminine;

1.55.5

words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.55.6	the words “include”, “included”, “including” and “in particular” or any similar expression are to be construed as illustrative and without limitation to the generality of the preceding words; and

1.55.7	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

2.	SEQUENCES AND ALLIANCE MANAGER

2.1

The sequences of the F-star PD-L1 Fcabs are recorded in Schedule 1 Part A. Within [***] of the Effective Date, F-star shall disclose the F-star PD-L1 Fcab Data to Kymab. In the event that F-star becomes aware that any of the F-star PD-L1 Fcab Data disclosed by it to Kymab may negatively affect Kymab’s research or development activities pursuant to the licence granted under clause 3.1, F-star shall, to the extent that it is reasonably able to do so, promptly notify Kymab.

2.2

Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

3.	LICENCES

3.1	F-star hereby grants to Kymab:

3.1.1	an exclusive licence, under the F-star Patents (other than the F-star Background Patents) and the F-star PD-L1 Fcab Data {in the case of the Data being that existing at the Effective Date); and

3.1.2

a non exclusive licence under the F-star Know-How and the F-star Background Patents; in each case with the right to grant sublicences (subject to Clause 3.3), to the extent necessary or desirable solely for the purpose of researching, developing, manufacturing, using and Commercialising Kymab Licensed Products in the Field in the Territory. It is acknowledged and agreed that the rights granted pursuant to this clause 3.1 under the F-star Know-how and F-star PD-L1 Fcab Data extend solely to the F-star Know-how and F-star PD-L1 Fcab Data that relate to, and the specific sequence of, the F-star Human PD-L1 Fcab set out in Schedule 2 Part A.

3.2

F-star hereby grants to Kymab a non-exclusive licence to use the F-star Murine PD-L1 Fcab solely in combination with a ICOS monoclonal antibody and then solely for the purposes of evaluating the F-star Human PD-L1 Fcab in a Kymab Licensed Product. For the avoidance of doubt, Kymab does not have a licence to use the F-star Murine PD-L1 Fcab in any product whatsoever and Kymab does not have a licence to use the F-star Murine PD-L1 Fcab for the testing or development of any product other than a Kymab Licensed Product, and Kymab is not allowed to express the F-star Murine PD-L1 Fcab in the context of any Fab molecules other than an ICOS-specific Fab. It is acknowledged and agreed that the rights granted pursuant to this clause 3.2 extend solely to the specific sequence of the F-star Murine PD-L1 Fcab set out in Schedule 1 Part A.

3.3

Kymab shall have the right to grant sublicences through multiple tiers of sublicences to Sublicensees; provided that any such sublicences shall (a) be in writing, (b) be not inconsistent with the terms and conditions of this Agreement, and (c) require the applicable Sublicensee to comply with all applicable terms of this Agreement. Each sublicence granted hereunder will terminate immediately upon the termination of the licence from F-star to Kymab with respect to such rights.

3.4

Where this Agreement has been terminated after Kymab has granted a sub-licence to a Sublicensee, F-star shall, on the written request of the relevant Sublicensee, grant a licence to the Sublicensee on terms substantially similar to this Agreement but with the same scope as the relevant sub-licence.

3.5	Notwithstanding the exclusive licences granted herein:

3.5.1

Subject to clause 3.5.2, F-star retains the right for itself and its Affiliates to research, develop, manufacture, use and Commercialise any PD-L1 Fcab (including the sequences licensed in this agreement) in any product other than a Kymab mAb[2] or Kymab Licensed Product, and to grant licences and sublicences (including through multiple tiers) to Third Parties under F-star Patents, F-star Know-How and the F-star PD-L1 Fcab Data to any PD-L1 Fcab for the purpose of researching, developing, manufacturing, using and Commercialising any product other than a Kymab mAb[2] or Kymab Licensed Product.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

3.5.2

F-star and F-star Ltd shall not, shall procure that their Affiliates shall not, and shall not assist or enable any other Third Party, during the Term of this Agreement, to research, develop, manufacture, use or Commercialise any product comprising an antibody where the Fc fragment of the antibody harbours an antigen binding site that confers a specific binding of such Fc fragment to PD-L1 and which contains the antigen binding loops of a ICOS Fab.

3.6

Except as expressly provided herein, F-star grants no other right or licence, including any rights or licences to any of its intellectual property rights not otherwise expressly granted herein, whether by implication, estoppel or otherwise.

3.7

F-star shall, if requested to do so by Kymab, promptly enter into confirmatory licence agreements in the form or substantially the form reasonably requested by Kymab for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Kymab considers appropriate.

4.	DILIGENCE

4.1

Kymab shall use Commercially Reasonable Efforts to develop and Commercialise a Kymab Licensed Product, save that in the event that Kymab ceases to develop or Commercialise a Kymab mAb[2] for a period of [***] or more F-star may terminate the licence granted to Kymab pursuant to Clause 3.1 by notice in writing to Kymab.

4.2

In the event that Kymab or a Sublicensee of Kymab has not initiated GMP manufacture of the Kymab mAb[2] on or before 30 June 2018 then the restrictions (but not the rights) set out in clause 3.5.1 and the provisions of clause 3.5.2 shall expire and F-star and F-star Ltd shall no longer be subject to the restrictions therein.

4.3

In the event that Kymab or a Sublicensee of Kymab has not dosed the first subject in a clinical trial on or [***], then the restrictions (but not the rights) set out in clause 3.5.1 and the provisions of clause 3.5.2 shall expire and F-star and F-star Ltd shall no longer be subject to the restrictions therein provided always that if the delay in Kymab having dosed the first subject in a clinical trial is for reasons outside Kymab’s reasonable control the date to dose the first subject in such a clinical trial shall be extended to [***] before the restrictions (but not the rights) set out in clause 3.5.1 and the provisions of clause 3.5.2 expire and F-star and F-star Ltd no longer being subject to the restrictions therein.

4.4

The expiry of the restrictions in clauses 3.5.1 and 3.5.2 shall be conditional upon F-star and F-star Ltd providing to Kymab such reasonable assistance by way of advice on know-how specifically relating to the mAb[2] technology of F-star and F-star Ltd, at Kymab’s reasonable cost, in relation to the development of the Kymab mAb[2] provided always that (i) F-star shall not be obliged to disclose any information which is confidential to a Third Party or which has been exclusively licensed to a Third Party, or in breach of any agreement it has at the relevant time; (ii) such advice shall be limited to the information readily available to the personnel at F-star at the relevant time; and

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(iii) F-star shall not be required to undertake any research or development work or to create information for Kymab. F-star’s obligation to provide such advice shall be limited to [***]and shall expire on the earlier of initiation of [***] and [***].

4.5

Kymab shall have the exclusive right to prepare, obtain, and maintain any Regulatory Approvals and applications therefor (including the setting of the overall regulatory strategy therefor), other regulatory approvals and other submissions, and to conduct communications with the Regulatory Authorities, for the Kymab mAb[2] or Licensed Products in the Territory (which shall include filings of or with respect to INDs or CTAs and other filings or communications with the Regulatory Authorities).

5.	PAYMENTS AND RECORDS

5.1	Subject to Clause 5.2, Kymab shall pay to F-star the percentage of its Net Receipts set out in the table below from a Sublicensee of a Kymab Licensed Product:

Point at which the sub-licence is granted	Proportion of Net Revenues payable
[***]	[***	]
[***]	[***	]
[***]	[***	]

5.2	If:

5.2.1

the entire issued share capital of Kymab is acquired by a Third Party (a) prior to the grant by Kymab of a sub-licence to a Sublicensee pursuant to clause 3.3; or (b) after the grant of such a sub-licence where the acquirer of the entire issued share capital of Kymab is the Sublicensee under the relevant sub-licence, Kymab shall make the following payments to F-star in place of the payments provided for in Clause 5.1:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***]);

(v)	[***]);

(vi)	[***];

(vii)	[***];

[***]

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

5.3

In the event that either Kymab sells Kymab Licensed Products or in the circumstances set out in Clause 5.2.1, then commencing upon the First Commercial Sale of a Licensed Product in the Territory and for the Royalty Term, on a Licensed Product-by-Licensed Product basis, Kymab shall pay to F-star [***] of Net Sales of each Kymab Licensed Product in the Territory. Kymab shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction after the Royalty Term for such Licensed Product in such country or other jurisdiction has expired.

5.4

In the event that Kymab grants a sub-licence of rights in relation to a Licensed Product in the same or a related agreement or arrangement to the grant of any other rights Kymab shall promptly notify F-star of such grant and it is acknowledged and agreed that the amounts apportioned to the grant of rights in relation to such Licensed Product shall fairly reflect the proportionate value of such Licensed Product. In the event of disagreement between the Parties as to the apportionment either Party may refer the determination of the fair apportionment to an independent expert in accordance with the procedure set out in Schedule 3.

5.5

Royalty Payments and Reports. Kymab shall calculate all amounts payable to F-star pursuant to this Clause 5 at the end of each Calendar Quarter, which amounts shall be converted to Pounds Sterling, in accordance with Clause 5.6. Kymab shall pay to F-star the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country or other jurisdiction in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Pounds Sterling), the applicable royalty rate(s) under this Agreement and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

5.6

Mode of Payment. All payments to F-star under this Agreement shall be made by deposit of Pounds Sterling in the requisite amount to such bank account as F-star may from time to time designate by notice to Kymab. For the purpose of calculating any sums due under this Agreement (including the calculation of Net Sales expressed in currencies other than Pounds Sterling), Kymab shall convert any amount expressed in a foreign currency into Pound Sterling equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with recognised accounting standards (either International Financial Reporting Standards or US GAAP).

5.7

Withholding Taxes. Where any sum due to be paid to F-star hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Kymab shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to F-star and secure and send to Kymab the best available evidence of the payment of such withholding or similar

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

tax. If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or obtain a credit with respect to such taxes paid.

5.8

Indirect Taxes. All payments in this Agreement are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, kymab shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by F-star in respect of those payments. F-star shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by Kymab are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by F-star to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to F-star will be transferred to Kymab within [***] of receipt.

5.9

Financial Records. Kymab shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records, including agreements, pertaining to Net Receipts and Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Kymab and its Affiliates and Sublicensees until [***] after the end of the period to which such books and records pertain.

5.10

Audit. At the request of F-star, Kymab shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognised standing designated by F-star and reasonably acceptable to Kymab, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Clause 5.9 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Year to which such books and records pertain or (b) be conducted more than once in any [***] period (unless a previous audit during such [***]period revealed an underpayment with respect to such period). The accounting firm shall disclose to the Parties only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared with F-star. Except as provided below, the cost of this audit shall be borne by F-star, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Kymab shall bear the cost of the audit. Unless disputed pursuant to Clause 5.11 below, if such audit concludes that (i) additional amounts were owed by Kymab, Kymab shall pay the additional amounts as provided in this Clause 5.10 or (ii) excess payments were made by Kymab, F-star shall reimburse such excess payments, in either case ((i) or (ii)), within [***]after the date on which such audit is completed by F-star.

5.11

Audit Dispute. In the event of a dispute with respect to any audit under Clause 5.10, F-star and Kymab shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution in accordance with the provisions of Schedule 33 to a certified public accounting firm jointly selected by each Party’s certified public

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

accountants or to such other Person as the Parties shall mutually agree (the “Audit Expert”). The Audit Expert shall act as an expert and not as an arbitrator. The decision of the Audit Expert shall be final and the costs of such determination as well as the initial audit shall be borne between the Parties in such manner as the Audit Expert shall determine. Not later than [***] after such decision and in accordance with such decision, Kymab shall pay the additional amounts as provided in Clause 5.10, or F-star shall reimburse the excess payments, as applicable.

5.12

Confidentiality. F-star shall treat all information subject to review under this clause 5 in accordance with the confidentiality provisions of clause 7 and the Parties shall cause the Audit Expert to enter into a reasonably acceptable confidentiality agreement with Kymab obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.	INTELLECTUAL PROPERTY

6.1	As between the Parties, F-star or an Affiliate designated by F-star shall Control all right, title, and interest in and to any and all F-star Patents, F-star Know-How and F-star PD-L1 Fcab Data.

6.2

As between the Parties, (i) all Information and discoveries, inventions and improvements that are conceived, discovered, developed, or otherwise made by on or behalf of a Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, in each case that solely and exclusively relate to the F-star PD-L1 Fcabs shall be F-star Know-How and owned by F-star (regardless of inventorship), and (ii) any and all Patents with respect thereto shall be F-star Patents and owned by F-star (regardless of inventorship). Accordingly, Kymab will promptly disclose to F-star in writing, the conception, discovery, development or making of any such F-star Know-How or F-star Patents. Kymab, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to F-star all its right, title and interest in and to any such F-star Know-How or F-star Patents. On F-star’s request, Kymab will execute and record assignments and other necessary documents consistent with such ownership.

6.3

Except as set forth in Clauses 6.1 and 6.2 above, as between the Parties, Kymab shall own and retain all right, title, and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of Kymab (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

6.4

Assignment Obligation. Kymab shall cause all Persons who perform Development activities for Kymab under this Agreement to be under an obligation to assign (or, if Kymab is unable to cause such Person to agree to such assignment obligation despite Kymab’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and inventions resulting therefrom to Kymab, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

6.5

F-star Patent Prosecution and Maintenance. F-star shall have the right, but not the obligation, at its cost, through the use of internal or outside counsel of its choosing to prepare, file, prosecute, and maintain any claims of any F-star Patents [***].

6.6

Kymab Patent Prosecution and Maintenance. Kymab shall have the right, but not the obligation, through the use of internal or outside counsel of its choosing to prepare, file, prosecute, and maintain any claims of any Patents that cover or claim the Kymab mAb[2]; provided that[***]. Notwithstanding the foregoing, if Kymab wishes to file, prosecute or claim any Patent which includes [***], then Kymab shall provide F-star with[***] written notice of such intention including full details of the proposed disclosure of such [***], so that F-star may itself take steps to file a Patent claiming [***] if it wishes to do so. If F-star wishes to file such a Patent then the Parties shall [***].

6.7	Cooperation. F-star agrees, at Kymab’s request to provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of the Patents claiming the Kymab mAb[2].

6.8

Patent Listings. Kymab shall have no right to include a Patent of F-star in any filings with Regulatory Authorities in the Territory, including as required or allowed in the United States, in the FDA’s Orange Book if in the future legislation employs the Orange Book for biologics, or its alternative, or its equivalent in any other country.

6.9

Enforcement of Patents. F-star shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, F-star Patents. Kymab shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, any Patent claiming the Kymab mAb[2].

6.10

Cooperation. The Parties agree to cooperate fully in any action pursuant to Clause 6.9. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Where the action concerns [***] then F-star shall have the right to be represented in such proceedings at its own cost. Unless otherwise set forth herein, the Party entitled to bring any action in accordance with this Clause 6.10 shall have the right to settle such claim; provided that no Party shall have the right to settle any action under this Clause 6.10 in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed. The Party commencing or responding to the action shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings; provided however that the foregoing requirement shall not apply in respect of a Party’s defence of opposition proceedings pursuant to Clause 6.9.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

6.11

Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation shall be retained by the Party that has exercised its right to bring the enforcement action and any amount remaining after the reimbursement of costs incurred by or on behalf of the Party bringing such proceedings shall be treated as Net Sales for the purpose of the payment of royalties hereunder.

6.12	F-star shall have the sole and exclusive right, but not the obligation, to defend and control the defence of the validity and enforceability of any F-star Patents.

6.13	Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

7.1

Each Party agrees that it shall keep the Confidential Information received from the other Party confidential and shall not use or disclose the same without the prior written authority of the disclosing Party other than as specifically permitted pursuant to this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Clause 7.1 with respect to any Confidential Information shall not include any information that:

7.1.1

has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

7.1.2	have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

7.1.3	is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

7.1.4	that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

7.1.5	have been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

7.2

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

7.3	Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

7.3.1

in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Clause 7.5)); provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

7.3.2

made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

7.3.3

made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, (i) that the receiving Party shall first have given at least [***] written notice to the disclosing Party, and (ii) that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

7.3.4

made to its or its Affiliates’, financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Clause 7;

7.3.5

made by the receiving Party or its Affiliates to potential or actual investors, acquirers, investment bankers, lenders, as may be necessary in connection with their evaluation of a potential or actual investment in or acquisition of the receiving Party or its Affiliates; provided, that such Persons shall be subject to

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Clause 7;

7.3.6

made by Kymab or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the development or Commercialisation of the Kymab mAb[2], and Kymab Licensed Product, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this clause 7 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure for advisors, consultants, clinicians, vendors, service providers, contractors); or

7.3.7

made by F-star or its Affiliates to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of Kymab substantially similar to the obligations of confidentiality and non-use of F-star pursuant to this clause 7 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure for advisors, consultants, clinicians, vendors, service providers, contractors and the like).

7.4

Use of Name. Except as expressly provided herein, neither of F-star nor its Affiliates, shall mention or otherwise use the name, logo, or trademark of Kymab or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of Kymab in each instance. Except as expressly provided herein, neither Kymab nor any of its Affiliates shall mention or otherwise use the name, logo, or Trademark of F-star or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of F-star. The restrictions imposed by this Clause 7.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

7.5

Public Announcements. Neither F-star and its Affiliates, on the one hand, and Kymab and its Affiliates on the other, shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

other’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing entity’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing entity are listed (or to which an application for listing has been submitted); save that [***]. In the event an entity is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such entity shall submit the proposed disclosure in writing to Kymab (if the entity making the disclosure is F-star) or F-star (if the entity making the disclosure is Kymab) as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

7.6

Publications. Each Party acknowledges that its scientific publications and presentations must be strictly monitored to prevent any adverse effect from premature publication of results of the development activities hereunder.

7.7

Kymab shall have the right to make any publications, presentations or public disclosures related to the Kymab mAb[2]. Before any paper, abstract, poster, presentation or other publication or public disclosure (“Publication”) is submitted for publication, Kymab shall deliver a then-current copy of the Publication to F-star at least [***] prior to any disclosure, release or submission of such Publication. F-star shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Kymab with appropriate comments, if any. Notwithstanding the foregoing, F-star shall have the right within such [***] to delay the disclosure, release, or submission of the Publication for up to [***] in order (i) to require the deletion of any Confidential Information belonging to F-star that may be disclosed by the Publication; and (ii) to permit adequate steps to be taken to secure patent or other protection for anything referred to in the Publication. Kymab shall comply with F-star’s request to delete references to F-star’s Confidential Information in any such paper and will withhold publication of any such paper or any presentation of same for up to [***] in order to permit the Parties to obtain Patent protection if F-star deems it necessary. If Kymab receives no comments or requests to delay the Publication within the[***] period following its delivery to F-star, F-star shall be deemed to approve the original version of the Publication sent to it by Kymab.

7.8

Notwithstanding anything herein to the contrary, F-star and its Affiliates shall have the right to make any publications, presentations or public disclosures relating to (i) any Fcabs other than the F-star Human PD-L1 Fcab and (ii) the F-star Human PD-L1 Fcab other than to the extent related to the Kymab mAb[2] or Kymab Licensed Product.

7.9

Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, that the other Party shall be permitted to retain one (1) copy of such

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

7.10	Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for [***] after the expiry or earlier termination of this Agreement.

8.	WARRANTIES AND COVENANT

8.1	Each Party warrants, as of the Effective Date as follows:

8.1.1

Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2

Authorization. The execution and delivery of this Agreement and the performance by that Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) that Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to that Party.

8.1.3

Binding Agreement. This Agreement is a legal, valid, and binding obligation of that Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4

No Inconsistent Obligation. That Party is not under any obligation and shall not during the term of this Agreement agree to be subject to any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

8.1.5

There are no written claims or allegations, judgments or settlements against, or amounts with respect thereto owed by F-star or any of their respective Affiliates relating to a claim that any activities or products covered by F-star Patents infringe the intellectual property rights of any Third Party.

8.2

F-star warrants that at the Effective Date F-star has Control of all Patents, Know How and Data licensed to Kymab hereunder and after the Effective Date none of F-star or its Affiliates shall enter into any agreement that conflicts with or restricts the rights granted to Kymab under this Agreement.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

8.3

F-star Ltd warrants that after the Effective Date none of F-star Ltd or its Affiliates (including for the avoidance of doubt, F-star GmbH) shall enter into any agreement that conflicts with or restricts the rights granted to Kymab under this Agreement.

8.4

Non-Debarment. Kymab hereby undertakes to F-star that it will not use in any capacity, in connection with the manufacture, use, import, development or sale of the Licensed Products during the Term of this Agreement, any individual or entity who has been debarred by the relevant health authorities.

8.5

DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NONE OF F-STAR, OR KYMAB OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.	INDEMNITY

9.1

No Consequential Damages. Subject to Clause 9.6, but otherwise notwithstanding any other provision of this Agreement, neither Party shall be liable to the other Party or to any Affiliate of the other Party for any lost profits, business opportunities, special, indirect, consequential, exemplary, or punitive damages of any nature arising under or in relation to this Agreement even if that Party was advised in advance of the possibility of such loss or damage.

9.2

Indemnification by Kymab. Kymab shall, subject to Clauses 9.1 and 9.6, indemnify, F-star, its Affiliates, and its and their respective directors, officers, employees and agents (collectively the “F-star Indemnified Parties”) against any and all claims, causes of action, demands, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, in each case asserted by a Third Party (each a “Loss” and collectively “Losses”) incurred or suffered by the F-star Indemnified Parties to the extent such Loss arose out of or was caused by the development, manufacture, use, distribution, marketing, promotion or sale of any Kymab mAb[2] or Kymab Licensed Product by or on behalf of Kymab or its Affiliates or sublicensees in the Territory; except, in all cases, to the extent that such Loss arises out of the negligence or wilful misconduct of F-star.

9.3

Notification of Liabilities/Losses. A person or entity entitled to indemnification under this Clause 9 (an “Indemnified Party”) shall give prompt written notification (within [***]) to Kymab of the commencement or notice of Loss for which indemnification may be sought or, if earlier, upon the assertion of any such Loss (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Loss

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

as provided in this Clause 9.3 shall not relieve Kymab of its indemnification obligation under this Agreement except, and only, to the extent that Kymab is materially prejudiced as a result of such failure to give notice). Kymab shall be liable for any reasonable legal fees and expenses subsequently incurred in connection with the defence of such Loss after receiving such notice. F-star shall thereafter keep Kymab informed of any Losses.

9.4

In the case of a Loss for which F-star seeks indemnification under Clause 9.2, F-star shall permit Kymab to direct and control the defence of the Loss and shall provide such reasonable assistance as is reasonably requested by Kymab (at Kymab’s cost) in the defence of the Loss; provided that nothing in this Clause 9.4 shall permit Kymab to make any admission on behalf of F-star, or to settle any claim or litigation which would impose any financial obligations on F-star or would result in any loss or diminution of the scope, validity or enforceability of the F-star intellectual property without the prior written consent of F-star, such consent not to be unreasonably withheld or delayed.

9.5

Mitigation. Where F-star makes a claim under this Clause 9, F-star shall take all reasonable steps to mitigate and/or minimise the Losses suffered and shall not do anything nor fail to do something which would have the effect of increasing the Losses.

9.6	Restriction on Limitation of Liability. Neither Party limits or excludes its liability for fraud or fraudulent misrepresentation, nor for death or personal injury arising from its negligence.

9.7

Insurance. Kymab shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested with human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of Kymab’s liability with respect to its indemnification obligations under this Clause 9.

10.	TERM AND TERMINATION

10.1	This Agreement shall commence on the Effective Date and shall continue in force and effect unless earlier terminated in accordance herewith (the “Term”).

10.2

Kymab shall have the right by[***] written notice to F-star to terminate its rights and obligations in relation to the Kymab mAb[2] or Kymab Licensed Products. On any termination by Kymab of its rights and obligations pursuant to this Clause 10.2 save as provided for in Clause 10.8, Kymab shall have no obligations or liability to F-star in respect of the Kymab mAb[2] or Licensed Product.

10.3

Termination for Breach. F-star shall have the right to terminate this Agreement insofar as it relates to the licences and rights granted by F-star in the event that Kymab commits a material breach of this Agreement. F-star shall first provide written notice to Kymab which notice shall clearly describe the nature of the breach. Kymab shall have[***] in which to cure the breach (or such longer period as is set out in the notice). If Kymab fails to cure the breach within [***] (or such longer period as is set out in the notice) then F-star may terminate this Agreement insofar as it relates to the licences and rights granted by F-star immediately on written notice.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

10.4

F-star will have the right to terminate this Agreement in respect of Kymab’s rights upon written notice to Kymab in the event that (i) Kymab or any of its Affiliates directly asserts or directs or assists a Third Party to challenge in any court or patent office the validity or enforceability of any F-star Patent and (ii) Kymab does not cease such activity within[***] of such notice from F-star.

10.5

Kymab will have the right to terminate this Agreement in respect of F-stares rights upon written notice to F-star in the event that (i) F-star or any of its Affiliates directly asserts or directs or assists a Third Party to challenge in any court or patent office the validity or enforceability of any mAb[2] Patent controlled by Kymab and (ii) F-star does not cease such activity within [***] of such notice from Kymab.

10.6

Effects of Termination. The rights and obligations under this Agreement shall immediately terminate with respect to the Kymab mAb[2] or Licensed Products for which this Agreement has been terminated. The obligations under this Agreement shall continue for the Kymab mAb[2] or Licensed Products for which this Agreement has not been terminated. In the event that Kymab terminates its rights under this Agreement pursuant to Clause 10.2 then the provisions of Clause 3.5.2 shall expire and F-star shall no longer be subject to the restrictions therein. In the event that F-star terminates Kymab’s rights under this Agreement pursuant to Clause 10.3 or Clause 10.4 then the provisions of clauses 3.5.2 shall expire and F-star shall no longer be subject to the restrictions therein.

10.7	Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.8

Termination or expiration of this Agreement as a whole or with respect to the Kymab mAb[2] and Licensed Products for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Clauses 5.9, 5.10, 5.11, 5.12, 3.5.2 (unless the same have been deemed to expire pursuant to clause 10.6), 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 7, 8.5, 9, 10.6, 10.7, 10.8 and 11 shall survive the termination or expiration of this Agreement for any reason.

11.	MISCELLANEOUS

11.1

Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labour disturbances

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

11.2

Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed no Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that a Party may make such an assignment without the other Party’s consent to (a) its Affiliate, or (b) in the case of F-star, to F-star Ltd or F-star GmbH or to their respective Affiliates, or (c) to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, or in the case of F-star, to F-star Ltd or F-star GmbH or to their respective Affiliates, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Clause 11.2 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of F-star or Kymab, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of F-star, F-star GmbH or F-star Ltd, and the obligations of Kymab, including the payment obligations, shall run in favour of any such successor or permitted assignee of F-star’s benefits under this Agreement.

11.3

Notwithstanding anything to the contrary herein, no Know-How, Patents or other intellectual property rights not Controlled by F-star or Kymab or any of their respective Affiliates before a Change in Control of such Person will be Controlled by such Person for purposes of this Agreement after such Change in Control.

11.4

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

11.5	Governing Law, Jurisdiction and Service.

11.5.1	Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of England.

11.5.2

Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Clause 11.5.

11.5.3

General. Any Dispute shall first be referred to the Chief Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Chief Executive Officers shall be conclusive and binding on the Parties. If the Chief Executive Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Chief Executive Officers) after such issue was first referred to them either Party may commence proceedings in the English courts

11.6

Notices. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, or (b) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Clause 11.6. Such notice shall be deemed to have been given (i) as of the date of delivery if delivered on a Business Day (at the place of delivery or the next Business Day if the date of delivery is not a Business Day) by hand; and (ii) on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Clause 11.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

Address for Notice.

If to Kymab, to:

Kymab Limited.

The Bennet Building (B930),

Babraham Research Campus,

Cambridge,

United Kingdom, CB22 3AT

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Attention: Chief Executive Officer

Facsimile:

and

If to F-star:

F-star Beta Ltd.

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT

UK

Attention: Legal Department

11.7

Entire Agreement; Amendments. Save in respect of the confidentiality agreement entered into by the Parties on 28 May 2015 and the Material Transfer Agreement, this Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.8

English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.9

Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.10

Third Parties. With the exception of a Sublicensee pursuant to Clause 3.3, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement, but this does not affect any right or remedy of a third party which exists, or is available, apart from under that Act.

11.11

Further Assurance. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other party may reasonably

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

11.12

Relationship of the Parties. It is expressly agreed that F-star, on the one hand, and Kymab, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for tax purposes. Neither F-star, on the one hand, nor Kymab, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.13

Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

[SIGNATURE PAGES FOLLOW.]

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

THIS AGREEMENT IS EXECUTED as of the Effective Date by the authorized representatives of the Parties:

KYMAB LIMITED.

By:	/s/ David Chiswell
Name:	David Chiswell
Title:	Board Advisor

F-STAR BETA LIMITED

By:	/s/ Tolga Hassan
Name:	Tolga Hassan
Title:	CFO

and by the authorized representative of F-star Biotechnology Limited solely for the purposes of clauses 3.5.1, 3.5.2, 4.4 and 8.3.

F-STAR BIOTECHNOLOGY LIMITED

By:	/s/ Tolga Hassan
Name:	Tolga Hassan
Title:	CFO

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 1

PART A

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

CONFIDENTIAL

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PART B

[***]

•	[***]

•	[***]

1)	[***]

2)	[***]

3)	[***]

4)	[***]

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 2

[***]

[***]

[***]

[***]

[***]

[***]

[***]

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 3

Appointment of Expert

If either Party wishes to appoint an independent expert (the “Expert”) to determine any matter pursuant to any Clause of this Agreement, the following procedures will apply:

1.

The Party wishing to appoint the Expert (the “Appointing Party”) will serve a written notice on the other Party (the “Responding Party”). The written notice will specify the Clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination

2.

The Parties shall within [***] following the date of the Appointing Party’s written notice use all reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). If the Parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by [***] upon written request of either Party.

3.

Each Party will within [***] following appointment of the Expert, prepare and submit to the Expert and the other Party a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.

4.	Each Party will have [***] following receipt of the other Party’s written statement to respond in writing thereto. Any such response will be submitted to the other Party and the Expert.

5.

The Expert will if he/she deems appropriate be entitled to seek clarification from the Parties as to any of the statements or proposals made by either Party in their written statement or responses. Each Party will on request make available all information in its possession and shall give such assistance to the Expert as may be reasonably necessary to permit the Expert to make his/ her determination.

6.

The Expert will issue his/her decision on the matter(s) referred to him/ her in writing as soon as reasonably possible, but at latest within [***] following the date of his/ her appointment. The Expert’s decision shall (except in the case of manifest error) be final and binding on the Parties.

7.	The Expert will at all times act as an independent and impartial expert and not as an arbitrator.

8.	The Expert’s charges will be borne [***].

CONFIDENTIAL

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.